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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

   Wissman              Barrett                     N.
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   (Last)               (First)                 (Middle)

   300 Crescent Court, Suite 1760
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                                    (Street)

   Dallas               Texas                   75201
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Novo Networks, Inc.   (NVNW)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

       January, 2002
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5. If Amendment, Date of Original (Month/Year)

       1/02
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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [ X ]   Director                     [   ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)

                    President
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

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Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                              4.                                5.             Owner-
                                                              Securities Acquired (A) or        Amount of      ship
                                                 3.           Disposed of (D)                   Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)               Beneficially   Direct    of Indirect
                                   2.            Code         -------------------------------   Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)               of Month       Indirect  Ownership
Title of Security                  Date          ------------     Amount      or     Price      (Instr. 3      (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)               and 4)         (Instr.4) 4)
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
                                                                                                                         By Sandera
Common Stock, par value $0.00002    1/28/2002     J(1)       V      8,500,000    D      (1)        136,000(2)   I    Partners, L.P.
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Common Stock, par value $0.00002                                                                   968,164(3)   I      By Sienna
                                                                                                                          Trust
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Common Stock, par value $0.00002                                                                     25,000     D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.       10.
                                                                                                           Number   Owner-
                                                                                                           of       ship
           2.                                                                                              Deriv-   of
           Conver-                    5.                                 7.                                ative    Deriv-  11.
           sion                       Number of                          Title and Amount                  Secur-   ative   Nature
           or                         Derivative       6.                of Underlying          8.         ities    Secur-  of
           Exer-             4.       Securities       Date              Securities             Price      Bene-    ity:    In-
           cise      3.      Trans-   Acquired (A)     Exercisable and   Instr. 3 and 4)        of         ficially Direct  direct
           Price     Trans-  action   or Disposed      Expiration Date   -----------------      Deriv-     Owned    (D) or  Bene-
1.         of        action  Code     of (D)           (Month/Day/Year)               Amount    ative      at End   In-     ficial
Title of   Deriv-    Date    (Instr.  (Instr. 3,       ----------------               or        Secur-     of       direct  Owner-
Derivative ative     (Month/ 8)       4 and 5)         Date     Expira-               Number    ity        Month    (I)     ship
Security   Secur-    Day/    -------  ---------------- Exer-    tion                  of        (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3) ity       Year)   Code  V   (A)   (D)       cisable  Date     Title        Shares    5)         4)       4)      4)
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

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Explanation of Responses:

(1)  Effective January 28, 2002, the ownership by a related party which gave rise to the reporting obligation herein was no longer effective.

(2)  The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pencuniary interest therein.

(3)  The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other reason.


By:    /s/ Barrett Wissman                                2/7/02
     --------------------------------------------       ----------------
      **Signature of Reporting Person                      Date
          BARRETT N. WISSMAN


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.